Coya Therapeutics, Inc. Provides Business Update and Reports FY 2022 Unaudited Financial Results

HOUSTON —Coya Therapeutics, Inc. (Nasdaq: COYA) (“Coya” or the “Company”), a clinical-stage biotechnology company developing biologics and cell therapies intended to enhance function of Regulatory T Cells (Tregs) function, today announced its financial results for fiscal year ended December 31, 2022, and provided a clinical and business update.

FY 2022 and Early 2023 Highlights

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In March 2023, the Company announced positive results from a proof-of-concept, open-label academic clinical study of COYA 302 in Amyotrophic Lateral Sclerosis (ALS). Study data were presented at the 2023 Muscle Dystrophy Association Conference;
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In March 2023, Coya entered into a worldwide agreement with Dr. Reddy’s Laboratories Limited. (NYSE: RDY), to in-license Dr. Reddy’s proposed Abatacept biosimilar and to out-license COYA 301, the Company’s low dose Interleukin 2 (IL-2) product candidate to Dr. Reddy’s Laboratories for the development of COYA 302, the Company’s combination product candidate for the treatment of certain neurodegenerative diseases;
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Expanded its exclusive worldwide licensing agreement with ARScience Biotherapeutics for development and commercialization of COYA 301;
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Reported preclinical data in an animal model of Alzheimer’s disease supporting the role of expanded Regulatory T Cells (Tregs) as a target for development of potential disease modifying treatments for this form of dementia;
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Priced an Initial Public Offering on December 28, 2022, closed that IPO on January 3, 2023, and upon exercise on January 25, 2023, of the underwriters’ overallotment raised aggregate gross proceeds of approximately $16.4 million and net proceeds of $14.5 million;
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Common stock began trading on the Nasdaq Capital Market on December 29, 2022, under the symbol “COYA.”

“Since our initial public offering in December 2022, we believe Coya has demonstrated strong execution of our key drug pipeline programs. Most recently, we announced positive clinical data for COYA 302 for the treatment of ALS in a four-patient, investigator-initiated trial. The data showed that Coya 302 halted disease progression over 6 months in the study patients and that those patients had only minimal decline over 12 months. Prior to study initiation, patients had an average rate of decline of -1.1 ALSFRS-R points per month,” stated Howard Berman, Ph.D., Chief Executive Officer of Coya. “Coya is committed to unleashing the power of regulatory T-cells in multiple therapeutic areas, including neurodegenerative and autoimmune diseases. Moving ahead, we hope to achieve numerous data and milestone announcements, validating our technology and unlocking shareholder value,” concluded Dr. Berman.

Anticipated Events and Milestones:

Treg-Enhancing Biologic

COYA 301* for FTD:IND filing and initiate Phase 1 (H2 2023); interim Data (H2 2023).

*Proof-of concept (POC) clinical data in Alzheimer’s Disease (AD) has been generated in an investigator-initiated study conducted at Houston Methodist Hospital; POC data anticipated to be presented in May 2023 and July 2023. Peer reviewed publication to follow in 2023.

Treg-Enhancing / T Effector and Macrophage Depleting Biologics Combination

COYA 302** for neurodegenerative diseases: file IND and initiate Phase 1 (H2 2023).

**Proof-of concept clinical data in Amyotrophic Lateral Sclerosis (ALS) has been generated in an investigator-initiated study conducted at Houston Methodist Hospital. POC data was presented March 21, 2023. Peer reviewed publication to follow in 2023.

Allogeneic Treg-Derived Exosomes

COYA 201 for neurodegenerative, autoimmune, and metabolic diseases: Completion of Therapeutic Animal Model Studies (1H 2023).

Antigen-Directed Allogeneic Treg-Derived Exosomes

COYA 206 for undisclosed indications: target and cargo validation (H1 2023).

Treg Cell Therapy Autologous IV Administration

COYA 101 for ALS: Initiate Phase 2b with grant funding or collaborative partnership (2024).

Financial Results (Unaudited)

As of December 31, 2022, Coya had cash and cash equivalents of $5.9 million compared to $4.3 million as of December 31, 2021. As previously announced, on January 3, 2023, Coya closed its IPO and on January 25, 2023, the underwriters’ exercised their over-allotment option. Coya received aggregate net proceeds of $14.5 million in the IPO.

Research and development expense were $4.4 million for the year ended December 31, 2022, compared to $2.5 million for the year ended December 31, 2021. The increase in research and development expense of $1.9 million was primarily due to increasing Coya’s clinical trial expenses as well as an increase in headcount to support the Company’s continued trials. In addition, during the year ended December 31, 2022, Coya entered into a license agreement with ARScience Biotherapeutics, Inc. Under the terms of the license agreement, Coya paid license fees of $0.5 million, which were expensed as in-process research and development expense. The

Company believes that R&D spending in 2023 will increase over 2022 spending levels and will be focused on advancing COYA 301 and 302.

General and administrative expenses were $4.8 million for the year ended December 31, 2022, and $2.3 million for the year ended December 31, 2021, an increase of $2.5 million. The increase was primarily due to an increase in personnel related expenses due to increases in employee headcount and an increase in professional fees and consulting fees as the Company expanded its research and development efforts and incurred professional fees associated with licensing, IP, and financing. The Company expects general and administrative costs to continue to grow in 2023 as Coya expands its business development activities as well as incurs additional costs associated with being a public company including, higher expense for investor and public relations, director and officer insurance, and audit and compliance.

Net loss was $12.2 million for the year ended December 31, 2022, compared to net loss of $4.9 million for the year ended December 31, 2021. Net loss reflects the changes in operating expenses discussed above as well as $2.5 million non-cash charge attributable to a change in the fair value of the Company’s convertible promissory notes.

BALANCE SHEETS

UNAUDITED

	December 31, 2022	December 31, 2021
Assets
Current assets:
Cash and cash equivalents	$5,933,702	$4,340,178
Prepaids and other current assets	1,251,264	244,080
Total current assets	7,184,966	4,584,258
Fixed assets, net	93,310	120,671
Deferred financing costs	1,117,290	87,181
Total assets	$8,395,566	$4,792,110

Liabilities and Stockholders’ (Deficit) Equity
Current liabilities:
Accounts payable	$1,815,270	$857,567
Accrued expenses	2,008,361	290,816
Total current liabilities	3,823,631	1,148,383
Convertible promissory notes	12,965,480	—
Total liabilities	16,789,111	1,148,383

Stockholders’ (Deficit) Equity:
Series A convertible preferred stock, $.0001 par value: 7,500,713 authorized, issued and outstanding as of December 31, 2022 and December 31, 2021 , respectively (liquidation value of $10,035,954 as of December 31, 2022)	8,793,637	8,793,637
Common stock, $0.0001 par value; 30,000,000 shares authorized; 2,590,157 and 2,590,051 shares issued and outstanding as of December 31, 2022 and December 31, 2021, respectively	259	259
Additional paid-in capital	681,106	473,602
Accumulated deficit	(17,868,547)	(5,623,771)
Total stockholders' (deficit) equity	(8,393,545)	3,643,727
Total liabilities and stockholders' (deficit) equity	$8,395,566	$4,792,110

STATEMENTS OF OPERATIONS

UNAUDITED

	Year Ended December 31,
	2022	2021
Operating expenses:
Research and development	$4,412,498	$2,542,135
In-process research and development	525,000	—
General and administrative	4,847,080	2,312,042
Depreciation	27,361	16,133
Total operating expenses	9,811,939	4,870,310
Loss from operations	(9,811,939)	(4,870,310)
Other income (expense):
Chainge in fair value of convertible promissory notes	(2,496,510)	—
Other income (expense), net	63,673	(21,482)
Net loss	$(12,244,776)	$(4,891,792)
Share information:
Net loss per share of common stock, basic and diluted	$(4.73)	$(1.89)
Weighted-average shares outstanding, basic and diluted	2,590,173	2,589,832

About Coya Therapeutics, Inc.

Headquartered in Houston, TX, Coya Therapeutics, Inc. (Nasdaq: COYA) is a clinical-stage biotechnology company developing proprietary treatments focused on the biology and potential therapeutic advantages of regulatory T cells (“Tregs”) to target systemic inflammation and neuroinflammation. Dysfunctional Tregs underlie numerous conditions including neurodegenerative, metabolic, and autoimmune diseases, and this cellular dysfunction may lead to a sustained inflammation and oxidative stress resulting in lack of homeostasis of the immune system. Coya’s investigational product candidate pipeline leverages multiple therapeutic modalities aimed at restoring the anti-inflammatory and immunomodulatory functions of Tregs. Coya’s therapeutic platforms include Treg-enhancing biologics, Treg-derived exosomes, and autologous Treg cell therapy. Coya’s 300 Series product candidates, COYA 301 and COYA 302, are biologic therapies intended to enhance Treg function and expand Treg numbers. COYA 301 is a cytokine biologic for subcutaneous administration intended to enhance Treg function and expand Treg numbers in vivo, and COYA 302 is a biologic combination for subcutaneous and/or intravenous administration intended to enhance Treg function while depleting T effector function and activated macrophages. These two mechanisms may be additive or synergistic in suppressing inflammation. For more information about Coya, please visit www.coyatherapeutics.com.

Forward-Looking Statements

This press release contains “forward-looking” statements that are based on our management’s beliefs and assumptions and on information currently available to management. Forward-looking statements include all statements other than statements of historical fact contained in this presentation, including information concerning our current and future financial performance, business plans and objectives, current and future clinical and preclinical development activities, timing and success of our ongoing and planned clinical trials and related data, the timing of announcements, updates and results of our clinical trials and related data, our ability to obtain and maintain regulatory approval, the potential therapeutic benefits and economic value of our product candidates, competitive position, industry environment and potential market opportunities. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” and similar expressions are intended to identify forward-looking statements.

Forward-looking statements are subject to known and unknown risks, uncertainties, assumptions and other factors including, but not limited to, those related to risks associated with the impact of COVID-19; the success, cost and timing of our product candidate development activities and ongoing and planned clinical trials; our plans to develop and commercialize targeted therapeutics; the progress of patient enrollment and dosing in our preclinical or clinical trials; the ability of our product candidates to achieve applicable endpoints in the clinical trials; the safety profile of our product candidates; the potential for data from our clinical trials to support a marketing application, as well as the timing of these events; our ability to obtain funding for our operations; development and commercialization of our product candidates; the timing of and our ability to obtain and maintain regulatory approvals; the rate and degree of market acceptance and clinical utility of our product candidates; the size and growth potential of the markets for our product candidates, and our ability to serve those markets; our commercialization, marketing and manufacturing capabilities and strategy; future agreements with third parties in connection with the commercialization of our product candidates; our expectations regarding our ability to obtain and maintain intellectual property protection; our dependence on third party manufacturers; the success of competing therapies or products that are or may become available; our ability to attract and retain key scientific or management personnel; our ability to identify additional product candidates with significant commercial potential consistent with our commercial objectives; and our estimates regarding expenses, future revenue, capital requirements and needs for additional financing.

We have based these forward-looking statements largely on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, business strategy, short-term and long-term business operations and objectives, and financial needs. Moreover, we operate in a very competitive and rapidly changing environment, and new risks may emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed herein may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. Although our management believes that the expectations reflected in our forward-looking statements are reasonable, we cannot guarantee that the future results, levels of activity, performance or events and circumstances described in the forward-looking statements will be achieved or occur. We undertake no obligation to publicly update any forward-looking statements, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Contacts

Investor Contact
David Snyder
david@coyatherapeutics.com

Hayden IR
James Carbonara
(646)-755-7412
James@haydenir.com

Media Contact
Jessica Starman
media@coyatherapeutics.com

Source: Coya Therapeutics, Inc.